    As filed with the Securities and Exchange Commission on December 8, 1999
                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                  AVIGEN, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                  8731                       13-3647113
      (State or other           (Primary Standard            (I.R.S. Employer
        jurisdiction of            Industrial               Identification No.)
       incorporation or         Classification
        organization)            Code Number)

                         1201 HARBOR BAY PARKWAY, #1000
                                ALAMEDA, CA 94502
                                 (510) 748-7150

          (Address, including zip code, and telephone number, including area code, of registrant's principal
                               executive offices)
          -------------------------------------------------------------
                               JOHN MONAHAN, PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  AVIGEN, INC.
                         1201 HARBOR BAY PARKWAY, #1000
                                ALAMEDA, CA 94502
                                 (510) 748-7150

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                   -----------------------------------------
                                   Copies to:

                             ALAN C. MENDELSON, ESQ.
                              BRETT D. WHITE, ESQ.
                               COOLEY GODWARD LLP
                              FIVE PALO ALTO SQUARE
                               3000 EL CAMINO REAL
                            PALO ALTO, CA 94306-2155
                                 (650) 843-5000
                                 ---------------
                      APPROXIMATE DATE OF PROPOSED SALE TO
                THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE
                      DATE OF THIS REGISTRATION STATEMENT.
                      ------------------------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

TITLE OF SECURITIES TO BE            AMOUNT TO BE       PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
     REGISTERED                       REGISTERED          PRICE PER SHARE(1)                 OFFERING PRICE(1)          REGISTRATION
Common Stock, $.001 par value...   2,962,047 Shares              $33.125                       $  98,117,807             $  25,903
                                  ----------------              --------                       -------------             ----------


    (1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on December 3, 1999. It is not known how many shares will be purchased under this Registration Statement or at what price such shares will be purchased.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY NOT BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              SUBJECT TO COMPLETION
                               (December 8, 1999)

                                   PROSPECTUS

                                  AVIGEN, INC.

                                   2,962,047

                                  COMMON STOCK

THE SELLING STOCKHOLDERS:    The selling stockholders identified in this
                             prospectus are selling 2,962,047 shares of our common stock. Of these shares 2,033,895 shares were sold to the selling stockholders by us in a recent private financing and 928,152 shares are issuable upon the exercise of warrants sold to the selling stockholders in private financings.

                             We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

OFFERING PRICE:              The selling stockholders may sell the shares
                             of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how they may sell their shares in the section titled "Plan of Distribution" on page 15.

TRADING MARKET:              Our common stock is listed on the Nasdaq
                             National Market under the symbol "AVGN." On
                             December 7, 1999, the closing sale price of our common stock, as reported on the Nasdaq National
                             Market, was $31.25.

RISKS: INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

        The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                      THE DATE OF THIS PROSPECTUS IS , 1999

                               PROSPECTUS SUMMARY

     Avigen is a leader in the development of gene therapy products derived from adeno-associated virus, which we refer to as "AAV," for the treatment of inherited and acquired diseases. Our proposed gene therapy products are designed for in vivo administration to achieve the production of therapeutic proteins within the body. We have honed our strategic focus on developing a broad-based proprietary gene delivery technology, the AAV vector. We believe AAV vectors can be used to deliver genes for the treatment of hemophilia, Gaucher's disease, hereditary emphysema, and thalassemia.

     The mailing address and telephone number of our principal executive office is 1201 Harbor Bay Parkway, #1000, Alameda, California 94502, (510) 748-7150.


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

                                  RISK FACTORS

        Investing in Avigen's common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to the other information in this prospectus, before investing in our stock.

WE EXPECT TO CONTINUE TO OPERATE AT A LOSS AND WE MAY
NEVER ACHIEVE PROFITABLILITY

        We cannot be certain that we will ever achieve and sustain profitability. To date, we have been engaged in research and development activities and have not generated any revenues from product sales. As of September 30, 1999, we had an accumulated deficit of $39.138 million. The process of developing our products will require significant research and development, preclinical testing and clinical trials, as well as regulatory approval. We expect these activities, together with our general and administrative expenses, to result in operating losses for the foreseeable future. Our ability to achieve profitability is dependent, in part, on our ability to successfully complete development of our proposed products, obtain required regulatory approvals and manufacture and market our products directly or through partners.

WE MUST SECURE ADDITIONAL FINANCING, OTHERWISE WE WILL NOT BE ABLE TO DEVELOP OUR PRODUCTS AND MAINTAIN OUR NASDAQ LISTING

        We will require substantial additional funding to complete the research and development activities currently contemplated, to commercialize our proposed products and to maintain minimum Nasdaq continued listing requirements. If we do not obtain such funds, we will not be able to develop our products or maintain our Nasdaq listing.

        Our future capital requirements. We anticipate that our existing capital resources will be adequate to fund our needs for at least the next 12 months. Our future capital requirements will depend on many factors, including:

        -   continued scientific progress in research and development programs;

        -   the scope and results of preclinical studies and clinical trials;

        -   the time and costs involved in obtaining regulatory approvals;

        - the costs involved in filing, prosecuting and enforcing patent claims;

        -   competing technological developments;

        -   the cost of manufacturing scale-up;

        -   the cost of commercialization activities; and

        -   other factors which may not be within our control.

        We intend to seek additional funding through public or private equity or debt financing, when market conditions allow. If we raise additional funds by issuing equity securities, there may be further dilution to existing stockholders. We cannot assure you that we will be able to enter into such financing arrangements on acceptable terms or at all. Without such additional funding, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs.

        Our need to maintain our Nasdaq listing. We believe that maintaining our listing on the Nasdaq National Market is central to our ability to raise additional funds as well as to provide liquidity to investors. We failed temporarily to meet the Nasdaq net tangible asset listing requirement at June 30, 1998. However, the proceeds from a subsequent financing allowed us to meet the Nasdaq net tangible asset listing requirement, on a proforma basis, for the first quarter of fiscal 1999. We may be required to generate sufficient revenue or raise additional capital to maintain Nasdaq listing requirements in the future.

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


OUR PRODUCTS MUST UNDERGO RIGOROUS CLINICAL TESTING AND REGULATORY APPROVALS, WHICH COULD SUBSTANTIALLY DELAY OR PREVENT US FROM MARKETING OUR PRODUCTS

        We are engaged in the development of gene therapy products derived from adeno-associated virus, which we refer to as "AAV", for the treatment of inherited and acquired diseases. Prior to marketing in the United States, any drug developed by us must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process implemented by the FDA. If we do not receive these necessary approvals, we will not be able to generate substantial revenues and will not become profitable. At the present time, we believe that our products will be regulated as biologics by the FDA. We cannot be certain that our products will be cleared for marketing by the FDA or that any approved products can be successfully marketed. Satisfaction of such regulatory requirements, which includes satisfying the FDA that the product is both safe and efficacious, typically takes several years or more depending on the type, complexity and novelty of the product, and requires a substantial commitment of resources. We may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining such regulatory approvals include:

        -   gene therapy is a new and rapidly evolving technology;

        - to date, there has been only limited research and development in gene therapy using AAV vectors;

        - we are not aware of any gene therapy products that have obtained marketing approval from the United States Food and Drug Administration;

        - before obtaining regulatory approval for the commercial sale of any of our products under development, we must demonstrate through preclinical studies and clinical trials that the proposed product is safe and efficacious for its intended use;

        - the regulatory requirements governing gene therapy products are uncertain and are subject to change;

        - none of our proposed products have been tested in humans for efficacy; and

        - data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals.

        Preclinical studies must be conducted in conformance with the FDA's Good Laboratory Practices regulations. Before commencing clinical trials, we must submit to and receive FDA authorization of an investigational new drug application, or "IND." We cannot be certain that submission of an IND would result in FDA authorization to begin clinical trials.

        Limitations once regulatory approval has been obtained. If regulatory approval is granted for a product, such approval will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical trials. Furthermore, approval may require ongoing requirements for postmarketing studies. Even if a product is approved for marketing, the product, its manufacturer and its manufacturing facilities are continuously subject to review and periodic inspections. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. We may encounter problems with the clinical trials which will require us to delay, suspend or terminate these trials. All of our products in research and development may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. Because there is only limited research regarding the safety and efficacy of AAV vectors, we believe that clinical trials will proceed more slowly than clinical trials involving traditional drugs and biologics.

        Consequences of failure to comply with applicable FDA or other regulatory requirements. Failure to comply with applicable FDA or other regulatory requirements may result in the following:

        -   criminal prosecution;

        -   civil penalties;

        -   recall or seizure of products;

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

        -   total or partial suspension of production or injunction; and

        -   other legal or regulatory actions.

        Any such action would have a material adverse effect on our business.

WE MAY NOT BE SUCCESSFUL IN OBTAINING REQUIRED FOREIGN REGULATORY APPROVALS, WHICH WOULD PREVENT US FROM MARKETING OUR PRODUCTS INTERNATIONALLY

        We cannot be certain that we will obtain any regulatory approvals in other countries. In order to market our products outside of the United States, we also must comply with numerous and varying foreign regulatory requirements implemented by foreign health authorities. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country.

WE DO NOT HAVE EXPERIENCE IN CONDUCTING CLINICAL TRIALS, WHICH MAY CAUSE DELAYS IN COMMENCING AND COMPLETING CLINICAL TRIALS OF OUR PRODUCTS

        Clinical trials must meet FDA regulatory requirements for Institutional Review Board oversight and informed consent and good clinical practice regulations. We have limited experience in conducting preclinical studies and no experience in conducting clinical trials necessary to obtain regulatory approval. We may not be able to conduct those clinical trials at preferred sites, obtain sufficient test subjects or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, the FDA may suspend clinical trials at any time if it believes the subjects participating in such trials are being exposed to unacceptable health risks or if it finds deficiencies in the IND or conduct of the investigation. We may encounter problems in clinical trials which cause us or the FDA to delay, suspend or terminate such trials.

        In addition to the FDA requirements, the National Institutes of Health has established guidelines for research involving recombinant DNA molecules, which we use in our research. These guidelines apply to recombinant DNA research which is conducted at or supported by the National Institutes of Health. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health must be approved by the National Institutes of Health's Recombinant DNA Advisory Committee.

WE HAVE NO EXPERIENCE IN MANUFACTURING, MARKETING OR SELLING OUR PRODUCTS, WHICH RAISES UNCERTAINTY IN OUR ABILITY TO COST-EFFECTIVELY MANUFACTURE OUR PRODUCTS

        Even if we are able to develop our products and obtain necessary regulatory approvals, we have no experience in, and currently lack the resources and capability to, manufacture or market any of our proposed products on a commercial basis. In addition, while we have implemented the FDA's regulations concerning current Good Manufacturing Practices on a limited basis, we may fail to do so as required in the future. We may not be able to develop adequate commercial manufacturing capabilities either on our own or through third parties. If we are unable to manufacture our products in a cost-effective manner, we will not become profitable. Initially, we anticipate that we will be dependent to a significant extent on collaborative partners or other entities for commercial scale manufacturing of our products. If we decide to establish a commercial scale manufacturing facility, we will need substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such facility. In addition, we do not anticipate establishing our own sales and marketing capabilities in the foreseeable future. We may not be able to develop adequate marketing capabilities either on our own or through third parties.

WE NEED TO ATTRACT AND RETAIN A CORPORATE PARTNER, OTHERWISE WE MAY NOT BE ABLE TO DEVELOP OUR PRODUCTS

        We do not currently have a corporate partner relationship with respect to any of our technologies or potential products. Given the very high cost of funding clinical trials and bringing a proposed product through the governmental approval process to the commercial market, we believe that successful development and commercialization of our technologies and products will depend in large part on our ability to establish one or more such relationships. We may not be able to establish relationships on favorable terms, if at all. In addition, if we fail to raise needed future capital we could be at a disadvantage in negotiating favorable terms with potential corporate partners.

WE MAY BE REQUIRED TO OBTAIN RIGHTS TO PROPRIETARY GENES AND OTHER TECHNOLOGIES TO FURTHER DEVELOP OUR BUSINESS, WHICH MAY NOT BE AVAILABLE OR MAY BE COSTLY

        We currently investigate and use certain gene sequences or proteins encoded by those sequences that are or may become patented by others. As a result, we may be required to obtain licenses to such gene sequences or proteins or other technology in order to test, use or market such products. For example, in connection with our anemia program, we may need to obtain a license to a gene for erythropoietin. We may not be able to obtain such a license on terms favorable to us, if at all. In connection with our efforts to obtain rights to such gene sequences or proteins, we may find it necessary to convey rights to our technology to others. Some of our gene therapy products may require the use of multiple proprietary technologies. Consequently, we may be required to make cumulative royalty payments to several third parties. Such cumulative royalties could be commercially prohibitive. We may not be able to successfully negotiate such royalty adjustments.

IF WE DO NOT ACHIEVE CERTAIN MILESTONES WE MAY NOT BE ABLE TO RETAIN CERTAIN LICENSES TO OUR INTELLECTUAL PROPERTY

        We have entered into agreements for the license from third parties of certain technologies related to our gene therapy product development programs. Certain of these license agreements provide for the achievement of development milestones. All developmental milestones to date have been met with the next milestone due August 2001. If we fail to achieve such milestones or to obtain extensions, the licensor may terminate certain of the license agreements with relatively short notice to us. Termination of any of our license agreements could have a material adverse effect on our business.

IF OUR PRODUCTS ARE NOT ACCEPTED BY PHYSICIANS AND INSURERS, WE WILL NOT BE SUCCESSFUL

        Our success is dependent on acceptance of our gene therapy products. We cannot assure you that our products will achieve significant market acceptance among patients, physicians or third party payors, even if we obtain necessary regulatory and reimbursement approvals. Failure to achieve significant market acceptance will have a material adverse effect on our business, financial condition and results of operations. We believe that recommendations by physicians and health care payors will be essential for market acceptance of our gene therapy products. In the past, there has been concern regarding the potential safety and efficacy of gene therapy products derived from pathogenic viruses such as retroviruses and adenoviruses. While our proposed gene therapy products are derived from AAV which is a non-pathogenic virus, we cannot be certain that physicians and health care payors will conclude that the technology is safe. In addition, health care payors can indirectly affect the attractiveness of our proposed products by regulating the maximum amount of reimbursement they will provide for such proposed products.

EVEN IF WE BRING OUR PRODUCTS TO MARKET, WE MAY BE UNABLE TO EFFECTIVELY PRICE OUR PRODUCTS OR OBTAIN ADEQUATE REIMBURSEMENT FOR SALES OF OUR PRODUCTS, WHICH WOULD PREVENT OUR PRODUCTS FROM BECOMING PROFITABLE

        If we succeed in bringing our proposed products to the market, we cannot assure you that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow us to sell our products on a competitive basis. The business and financial condition of Avigen is affected by the efforts of government and third party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government control on pricing. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on our business. In addition, in both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services.

WE EXPECT THAT WE WILL FACE INTENSE COMPETITION, WHICH MAY LIMIT OUR ABILITY TO BECOME PROFITABLE

        The field of gene therapy is new and rapidly evolving and is expected to undergo significant technological change in the future. We expect increased competition from fully integrated pharmaceutical companies and more established biotechnology companies. Most of these companies have significantly greater financial resources and expertise than we do in the following:

        -   research and development;

        -   preclinical studies and clinical trials;

        -   obtaining regulatory approvals;

        -   manufacturing; and

        -   marketing and distribution.

        Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. Academic institutions, government agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product development and marketing. In addition, these companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel. Our competitors may develop more effective or more affordable products, or achieve earlier product commercialization than we do.

        We are aware that other companies are conducting preclinical studies and clinical trials for viral and non-viral gene therapy products. One of these companies is supporting clinical studies for use of AAV vectors in the treatment of cystic fibrosis.

        We believe the primary competitive factors for success in the gene therapy field will be:

        -   product efficacy;

        -   safety;

        -   manufacturing capability;

        -   the timing and scope of regulatory approvals;

        -   the timing of market introduction;

        -   marketing and sales capability;

        -   reimbursement coverage; and

        -   price and patent position.

        Our competitors may develop more effective or more affordable products, or achieve earlier product commercialization than we do.

OUR SUCCESS IS DEPENDENT UPON OUR ABILITY TO EFFECTIVELY PROTECT OUR PATENTS AND PROPRIETARY RIGHTS, WHICH WE MAY NOT BE ABLE TO DO

        Our success will depend to a significant degree on our ability to obtain patents and licenses to patent rights, preserve trade secrets, and to operate without infringing on the proprietary rights of others. If we are not successful in these endeavors, our business will be substantially impaired.

        To date, we have filed a number of patent applications in the United States relating to our technologies. In addition, we have acquired exclusive and non-exclusive licenses to certain issued patents and pending patent applications. We cannot assure you that patents will issue from these applications or that any patent will issue on technology arising from additional research or, if patents do issue, that claims allowed will be sufficient to protect our technologies.

        The patent application process takes several years and entails considerable expense. The failure to obtain patent protection on the technologies underlying our proposed products may have a material adverse effect on our competitive position and business prospects. Important legal issues remain to be resolved as to the scope of patent protection for biotechnology products, and we expect that administrative proceedings, litigation or both will be necessary to determine the validity and scope of our and others' biotechnology products. Such proceedings or litigation may require a significant commitment of our resources in the future. If patents can be obtained, we cannot assure you that any such patents will provide us with any competitive advantage. For example, others may independently develop similar technologies or duplicate any technology developed by us, and patents may be invalidated in litigation. In addition, at least two of our patent applications are co-owned with co-inventors. Under the terms of agreements with the co-inventors, we have an option to obtain an exclusive, worldwide, transferable, royalty-bearing license for such technology. To date, we have negotiated exclusive licenses for two of the more significant co-invented technologies, including worldwide rights to the treatment of Hemophilia B using AAV technology and the administration of AAV into muscle tissue. If we cannot negotiate exclusive rights to other co-owned technology, each co-inventor may have rights to independently make, use, offer to sell or sell the patented technology. Commercialization, assignment or licensing of such technology by a co-inventor could have a material adverse effect on our business, financial condition and results of operations.

        We also rely on a combination of trade secret and copyright law, employee and third-party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to our products and technologies. We cannot be certain that these measures will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. We cannot assure you that we will be able to protect our intellectual property successfully.

OTHER PERSONS MAY ASSERT RIGHTS IN OUR PROPRIETARY TECHNOLOGY, WHICH WOULD BE COSTLY TO CONTEST OR SETTLE

        Third parties may assert patent or other intellectual property infringement claims against us with respect to our products or technology or other matters. There may be third-party patents and other intellectual property relevant to our products and technology which are not known to us. We have not been accused of infringing any third party's patent rights or other intellectual property, but we cannot assure you that litigation asserting such claims will not be initiated, that we would prevail in any such litigation, or that we would be able to obtain any necessary licenses on reasonable terms, if at all. Any such claims against us, with or without merit, as well as claims initiated by us against third parties, can be time-consuming and expensive to defend or prosecute and to resolve. If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings declared by the Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, even if the outcome is favorable to us. In addition, to the extent outside collaborators apply technological information developed independently by them or by others to our product development programs or apply our technologies to other projects, disputes may arise as to the ownership of proprietary rights to such technologies.

WE MAY BE UNABLE TO ATTRACT AND RETAIN THE QUALIFIED EMPLOYEES WE NEED TO BE SUCCESSFUL

        We are highly dependent on certain members of our management and research and development staff. The loss of any of these persons could have a material adverse effect on our business. In addition, we rely on consultants and advisors to assist us in formulating our research and development strategy. Recruiting and retaining qualified technical and managerial personnel will also be critical to our success. We cannot assure you that we will be successful in attracting and retaining skilled personnel who generally are in high demand in the pharmaceutical and biotechnology industries. The loss of certain key employees or our inability to attract and retain other qualified employees could have a material adverse effect on our business. A majority of our scientific advisors are engaged by us on a consulting basis and are employed on a full-time basis by employers other than us and some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to us.

WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS WHICH MAY EXCEED THE SCOPE OR AMOUNT OF OUR INSURANCE COVERAGE

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

        The manufacture and sale of medical products entail significant risk of product liability claims. We currently carry product liability insurance, however, we cannot assure you that such coverage will remain in place or that such coverage will be adequate to protect us from all liabilities which we might incur in connection with the use or sale of our products. In addition, we may require increased product liability coverage as additional products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business and results of operations. We must indemnify certain of our licensors against any product liability claims brought against them arising out of products developed by us under these licenses.

WE FACE RISKS FROM USING HAZARDOUS AND RADIOACTIVE MATERIALS AND MAY INCUR ADDITIONAL COSTS TO COMPLY WITH ENVIRONMENTAL REGULATIONS

        Our research and development efforts involve the use of hazardous materials, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the storage, use, and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We may incur substantial costs to comply with environmental regulations if we develop our own commercial manufacturing facility.

OUR BUSINESS MAY BE NEGATIVELY IMPACTED BY COMPUTER FAILURES IN THE YEAR 2000

        We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. Any year 2000 compliance problems of either Avigen, our customers or vendors could have a material adverse effect on our business, results of operations and financial condition. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail. We are in the process of working with our software vendors to ensure that the software that we have licensed from third parties will operate properly in the year 2000 and beyond. In addition, we are working with our external suppliers and service providers to ensure that they and their systems will be able to support our needs and, where necessary, interoperate with our server and networking hardware and software infrastructure in preparation for the year 2000. We do not anticipate that we will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance.

CONTROL BY EXISTING STOCKHOLDERS, AND THE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS AND THE DELAWARE LAW MAY NEGATIVELY AFFECT THE ABILITY OF A POTENTIAL BUYER TO PURCHASE SOME OR ALL OF OUR STOCK AT AN OTHERWISE ADVANTAGEOUS PRICE

        Avigen's officers, directors and principal stockholders beneficially own approximately 9.62% of our common stock. As a result, such persons may have the ability to effectively control and direct the affairs and business of Avigen. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control. In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Avigen. We have no present plans to issue shares of preferred stock. Furthermore, certain provisions of our restated certificate of incorporation may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of the our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

OUR STOCK PRICE IS VOLATILE AND, AS A RESULT, YOU COULD LOSE SOME OR ALL OF YOUR MONEY

        We believe that various factors, including announcements of technological innovations or regulatory approvals, results of clinical trials, announcements of new products by us or our competitors, healthcare or reimbursement policy changes by governments or insurance companies, developments in relationships with corporate partners or a change in securities analysts' recommendations, may cause the market price of the common stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the shares of biotechnology and healthcare companies in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations may materially adversely affect the market price of the our common stock.

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Avigen's drug development programs, clinical trials, receipt of regulatory approval, capital needs, intellectual property, expectations and intentions. The words "believe," "anticipate," "expect," "intend," and words of similar import are intended to identify these statements as forward-looking statements. Such forward-looking statements include the following:

        - our belief that AAV vectors can be used to deliver genes for the treatment of hemophilia, Gaucher's disease, hereditary emphysema and thalassemia;

        - our expectation that our existing capital resources will be adequate to fund our needs for at least the next 12 months.

        Forward-looking statements necessarily involve risks and uncertainties, and Avigen's actual results could differ materially from those anticipated in the forward-looking statements, including those set forth under "Risk Factors" and elsewhere in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                       WHERE YOU CAN GET MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

-   Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

-   Annual Report on Form 10-K for the year ended June 30, 1999; and

- The description of the common stock contained in Avigen's Registration Statement on Form 8-A, as filed on April 22, 1996 with the SEC under the Securities Exchange Act of 1934.

You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                         Avigen, Inc. 1201 Harbor Bay Parkway Suite 1000
                         Alameda, CA    94502
                         (510) 748-7150
                         http://www.avigen.com

        This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

        In private placements concluded in December 1993, March 1994, June 1995, November 1995 and March 1996 we sold to the selling stockholders warrants to purchase shares of various series of our preferred stock and common stock. As a result of our initial public offering in 1996, all of these warrants now represent warrants to purchase shares of our common stock. We are now registering the shares of common stock issuable to these stockholders upon exercise of these warrants for resale. In addition, we have recently completed a private placement in which we issued shares of our common stock, together with warrants to purchase one share of common stock for every five shares of common stock purchased in the private placement at an exercise price equal to 125% of the purchase price paid for the common stock. We are also registering for resale, the shares of common stock issued in this private placement as well as the shares of common stock issuable upon the exercise of the warrants issued in this private placement financing. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

        The following table sets forth certain information regarding the beneficial ownership of the common stock by each selling stockholder, as of November 30, 1999, and the number of shares over which each of the selling stockholders is entitled to acquire on or before January 29, 2000.

        The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Avigen. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of November 30, 1999, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group. Applicable percentages are based on 14,736,400 shares outstanding on November 30, 1999 adjusted as required by rules promulgated by the SEC.

                   SHARES BENEFICIALLY OWNED PRIOR TO OFFERING


                                                 TOTAL NUMBER OF
                                                    SHARES OF             NUMBER OF
                                                   COMMON STOCK        SHARES ISSUABLE        PERCENT OF         TOTAL NUMBER OF
                                                   BENEFICIALLY         UPON EXERCISE        COMMON STOCK          SHARES BEING
                SELLING STOCKHOLDER                    HELD              OF WARRANTS         OUTSTANDING             OFFERED
                -------------------              ----------------      ---------------      -------------        ---------------
Mark Abeshouse ..................................         250                  250               *                     250
Ross D. Ain .....................................       2,500                2,500               *                   2,500
Amerique 2000 ...................................      37,008                6,168               *                  37,008
Aries Domestic Fund, L.P.(1).....................      99,578                4,724               *                  12,239
Aries Domestic Fund II, L.P. ....................         702                  117               *                     702
The Aries Master Fund(2) ........................     218,126                6,024              1.52                24,549
Armen Partners, L.P. ............................      20,000               20,000               *                  20,000
Amnon and Caren Barness .........................       5,000                5,000               *                   5,000
Ronald S. Baruch ................................       5,000                5,000               *                   5,000
Arie Belldegrun .................................       2,500                2,500               *                   2,500
Mark Berg .......................................       5,000                5,000               *                   5,000

Bernische Lehrerversicherungskasse .....................    63,912             10,652             *                 63,912
Bordier & Cie ..........................................    12,780              2,130             *                 12,780
Castle Rock Partners, LP. ..............................    63,912             10,652             *                 63,912
Woon Ik Chung ..........................................     5,643              5,643             *                  5,643
James Cicciarelli ......................................    50,226                226             *                    226
Clarion Capital Corporation ............................    32,910              5,485             *                 32,910
Clarion Offshore Fund ..................................     2,892                482             *                  2,892
Clarion Partners, L.P. .................................     7,818              1,303             *                  7,818
Robert J. Conrads ......................................     5,000              5,000             *                  5,000
Credit Agricole Inosuez, Luxembourg ....................    40,704              6,784             *                 40,704
Rosalind Davidowitz ....................................     6,899              6,899             *                  6,899
Domaco Venture Capital .................................     5,500              2,500             *                  2,500
M. Robert Dussler ......................................     1,250              1,250             *                  1,250
Joseph Edelman .........................................       242                242             *                    242
Malcolm S. Fairbairn ...................................     2,500              2,500             *                  2,500
S. Edmond Farber "S" ...................................     3,000              3,000             *                  3,000
Roger A. Gerber ........................................     2,500              2,500             *                  2,500
Leven Gestion ..........................................    30,894              5,149             *                 30,894
Pierre Charron Gestion .................................    69,090             11,515             *                 69,090
Michael J. Gordon and Diane M. Gordon
JTWROS .................................................     2,500              2,500             *                  2,500
Robert P. Gordon .......................................     5,000              5,000             *                  5,000
Stuart Gruber ..........................................     5,000              5,000             *                  5,000
Harvard Management Company .............................   535,710             89,285           4.21               535,710
Toshihiko Hiraoka ......................................     2,257              2,257             *                  2,257
The Holding Company ....................................     2,500              2,500             *                  2,500
Noriyuki Inoue .........................................     1,129              1,129             *                  1,129
Iwaki Family Limited Partnership(1).....................   288,781             88,374           2.54                88,374
J.F. Shea Co., Inc. ....................................    10,000             10,000             *                 10,000
Peter M. Kash ..........................................    17,439             17,439             *                 17,439
Scott Katzman ..........................................     6,139              2,426             *                  2,426
Edward Justin Kelly ....................................     5,000              5,000             *                  5,000
Donald R. Kendall, Jr. .................................    10,000             10,000             *                 10,000
Robert Klein, M.D. .....................................    10,000             10,000             *                 10,000
Martin Kratchman .......................................        63                 63             *                     63
Nicole and Michael Kubin ...............................     2,500              2,500             *                  2,500
Larich Associates ......................................     2,500              2,500             *                  2,500
Marcuard Cook & Cie S.A. ...............................    44,406              7,401             *                 44,406
Bernard J. McDermott, Jr. ..............................    18,504              3,084             *                 18,504
Joyce McDermott IRA ....................................    13,392              2,232             *                 13,392
Timothy McInerney ......................................     4,504              4,504             *                  4,504
Alexander Mitchell .....................................     2,500              2,500             *                  2,500
MVI Medical Venture Investments Ltd. ...................   250,040             30,840           1.90               185,040
Toshihikoo Nakai .......................................     5,643              5,643             *                  5,643
Narragansett I, LP. ....................................    59,352              9,892             *                 59,352
Narragansett Offshore Ltd. .............................    15,774              2,629             *                 15,774
Renato Negrin ..........................................     2,500              2,500             *                  2,500
Palmetto Partners, Ltd. ................................    10,000             10,000             *                 10,000
Pequot Scout Fund, L.P. ................................    46,896              7,816             *                 46,896
Petros Capital .........................................   401,784             66,964           3.16               401,784
Pictet & Cie ...........................................   207,246             34,541           1.64               207,246
Anthony G. Polack "S" ..................................     2,500              2,500             *                  2,500
Anthony G. Polack ......................................     2,500              2,500             *                  2,500
Bruce Pomper ...........................................     5,000              5,000             *                  5,000
Prism Partners I .......................................    37,500              6,250             *                 37,500
Prism Partners I Offshore Fund .........................     5,352                892             *                  5,352
Prism Partners II Offshore Fund ........................    10,710              1,785             *                 10,710
Prudent Bear Fund, Inc. ................................   273,195              1,785           1.86                10,710


Quantum Partners LDC ...............................    370,080              61,680              2.92              370,080
Reliance Insurance Co. .............................     10,000              10,000               *                 10,000
RL Capital Partners ................................      7,000               7,000               *                  7,000
RHL Associates LP. .................................      5,000               5,000               *                  5,000
Marc Roberts .......................................      2,500               2,500               *                  2,500
Lindsey A. Rosenwald, M.D.(2) ......................    178,997              17,313              1.33               17,313
Johnathan Rothschild ...............................      3,000               2,500               *                  2,500
Wayne L. Rubin .....................................      7,093               3,086               *                  3,086
Eric Y. Sato .......................................     12,800               1,761               *                  1,761
Richard J. Segal and Judith A. Segal ...............      5,000               5,000               *                  5,000
Masaaki Sekino .....................................        226                 226               *                    226
Richard S. Serbin & Kathe R. Serbin
JTWROS .............................................      2,500               2,500               *                  2,500
Leonard P. Shaykin(3) ..............................     22,618               2,500               *                  2,500
Catherine L. Steinmann .............................      2,500               2,500               *                  2,500
Swiss American Securities, Inc. ....................      7,986               1,331               *                  7,986
Tetsuro Tokudome ...................................        226                 226               *                    226
Tocqueville Finance SA .............................     31,956               5,326               *                 31,956
Victor Breeze Ltd. .................................     44,406               7,401               *                 44,406
Wedbush Morgan Securities, Inc. ....................    125,000             125,000              1.68              125,000
Alan & Terri Wise ..................................      2,500               2,500               *                  2,500
Fred and Barbara Wise ..............................      2,500               2,500               *                  2,500
Yoshiaki Yamamoto ..................................     49,376              49,376               *                 49,376
Zapco Holdings, Inc. Deferred
Compensation Plan Trust c/o Nancy S.
Heinrich, Trustee ..................................      2,500               2,500               *                  2,500
Uzi Zucker .........................................     13,786               2,500               *                  2,500

*    Less than 1% of the outstanding shares of common stock.

(1) Dr.Yuichi Iwaki is a general partner of the Iwaki Family Limited Partnership, and is a director of the Aries Domestic Fund. Dr. Iwaki currently is a member of Avigen's Board of Directors.

(2) Lindsay A. Rosenwald, M.D. is Chairman of Paramount Capital Asset Management, Inc., which is the investment manager for the Aries Master Fund. Dr. Rosenwald served as a member of Avigen's Board of Directors until December 1998.

(3) Leonard P. Shaykin served as a member of Avigen's Board of Directors until November 1998.

                              PLAN OF DISTRIBUTION

        The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

- on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

-   in the over-the-counter market,

-   in private transactions,

-   through options,

-   by pledge to secure debts and other obligations, or

-   a combination of any of the above transactions.

        If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

        The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. One of the selling stockholders, Wedbush Morgan Securities, Inc. is a broker/dealer and is deemed to be an "underwriter" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        We are registering the shares of common stock on behalf of the selling stockholders. From time to time one or more of the selling stockholders may transfer, pledge, donate or assign such selling stockholders' shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of this Prospectus. The number of selling stockholders' shares of common stock beneficially owned by those selling stockholders who so transfer, pledge, donate or assign shares of common stock will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

        Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares they hold or may acquire upon exercise of the warrants. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

        To comply with the securities laws of certain jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

        Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

        All expenses of this registration, estimated at approximately $65,000, will be paid by Avigen. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                  LEGAL MATTERS

        Cooley Godward LLP, Palo Alto, California will give its opinion that the shares offered in this prospectus have been, or will be upon exercise of the warrants, validly issued and are, or will be upon exercise of the warrants, fully paid and non-assessable.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on form 10-K for the year ended June 30, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of December 8, 1999. You should not assume that this prospectus is accurate as of any other date.


TABLE OF CONTENTS                           PAGE
Prospectus Summary..........................  2
Risk Factors................................  3
Forward-Looking Statements.................. 10
Were You Can Find More Information.......... 11
Use of Proceeds............................. 11
Selling Stockholders........................ 12
Plan of Distribution........................ 15
Legal Matters............................... 17
Experts..................................... 17




             2,962,047 SHARES

               COMMON STOCK

                PROSPECTUS

                AVIGEN, INC.

                  , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, all of which will be paid by the registrant, in connection with the distribution of the Common Stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

         SEC Registration Fee........................................  $25,903
         Nasdaq Additional Listing Fees..............................   17,500
         Accounting Fees.............................................    5,000
         Legal Fees and Expenses.....................................   10,000
         Miscellaneous...............................................    1,597
         Printing and Engraving......................................    5,000
                                                                       -------
         Total.......................................................  $65,000
                                                                       =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant's Restated Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Registrant's Restated Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933.

        The Registrant has entered into indemnification agreements with each director which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER         EXHIBITS
-------        --------
4.1*           Specimen Common Stock Certificate
5.1            Opinion of Cooley Godward LLP
23.1           Consent of Ernst & Young LLP, Independent Auditors
23.2           Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1
24.1           Power of Attorney (Reference to the signature page herein)

* Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-3220) and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, County of Alameda, State of California, on December 6, 1999.

                                       AVIGEN, INC.

                                       By: /s/ John Monahan
                                          --------------------------------------
                                           John Monahan, Ph.D.
                                           President, Chief Executive Officer
                                           and Director


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Monahan, Ph.D. and Thomas J. Paulson, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement (including post-effective amendments), with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE                                          TITLE                                          DATE
---------                                          -----                                          ----
/s/ John Monahan                   President, Chief Executive Officer and                   December 6, 1999
---------------------------
John Monahan, Ph.D.                Director (Principal Executive Officer)

/s/ Thomas J. Paulson              Vice President Finance, Chief Financial                  December 6, 1999
---------------------------        Officer and Secretary (Principal Accounting
Thomas J. Paulson                  Officer

/s/ Philip J. Whitcome             Chairman of the Board                                    December 6, 1999
---------------------------
Philip J. Whitcome, Ph.D.

/s/ Zola Horovitz                  Director                                                 December 6, 1999
---------------------------
Zola Horovitz, Ph.D.

                                   Director
---------------------------                                                                 -----------------
Yuichi Iwaki, M.D., Ph.D.

/s/ John K.A. Prendergast          Director                                                 December 6, 1999
---------------------------
John K.A. Prendergast

                                  EXHIBIT INDEX

EXHIBIT
NUMBER      EXHIBITS
--------    --------
4.1*        Specimen Common Stock Certificate
5.1         Opinion of Cooley Godward LLP
23.1        Consent of Ernst & Young LLP, Independent Auditors
23.2        Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1
24.1        Power of Attorney (Reference to the signature page herein)


* Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-3220) and incorporated herein by reference.